UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 17, 2021 (May 14, 2021)

Date of Report (Date of earliest event reported)

HARTE HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Wells Branch Parkway

Austin, Texas  78728

(512) 434-1100

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HRTH	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 14, 2021, Harte Hanks, Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with BLR Partners LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., the Radoff Family Foundation, and Bradley L. Radoff (collectively, “Radoff”).

Pursuant to the Agreement, the Company has agreed, among other things, to (i) increase the size of the board of directors (the “Board”) by at least one director, (ii) appoint Bradley L. Radoff to the Board to fill a vacancy left by the increase, as well as to the following Board Committees: Nominating and Corporate Governance Committee (the “Nominating Committee”), Compensation Committee, and Audit Committee, (iii) nominate Bradley L. Radoff as a candidate for election to the Board at the 2021 annual meeting of stockholders (the “2021 Annual Meeting”), (iv) accept the retirement of Evan Behrens from the Board following the adjournment of the 2021 Annual Meeting and (v) to appoint Sarah Harte as an observer to the Board. In addition, the Company agreed to reimburse Mr. Radoff for certain expenses incurred in connection with the negotiation and entry into the Agreement.

With respect to each annual or special meeting of the Company’s stockholders during the term of the Agreement, Radoff has agreed to vote the shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), then held by it in accordance with the Board’s recommendations on director election proposals and any other proposals submitted by the Company or any stockholder, except that Radoff may vote in its discretion on Extraordinary Transactions (as defined in the Agreement).

Radoff has also agreed to certain customary standstill provisions prohibiting it from, among other things, (i) making certain announcements regarding the Company’s transactions, (ii) soliciting proxies, (iii) selling securities of the Company resulting in any third party owning more than 4.9% of the outstanding shares of the Common Stock (subject to certain exceptions set forth in the Agreement), (iv) taking actions to change or influence the Board, Company management or the direction of certain Company matters, and (v) purchasing or otherwise acquiring shares of the Common Stock such that it would beneficially own in excess of 12.5% of the then-outstanding shares of the Common Stock.

The Agreement will terminate on the earlier of (i) 30 days prior to the deadline for the submission of stockholder nominations for the 2022 Annual Meeting and (ii) 120 days prior to the first anniversary of the 2021 Annual Meeting. Each of the Company and Radoff has the right to terminate the Agreement earlier if the other party commits a material breach of the Agreement and such breach is not cured within 15 days after notice or, if such breach is not curable within 15 days, the breaching party has not taken any substantive action to cure within such 15-day period.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2021, pursuant to the Agreement, the Company announced the appointment of Mr. Radoff to its Board effective as of May 17, 2021. Mr. Radoff will also serve as a member of the Nominating Committee, the Compensation Committee and the Audit Committee.

Mr. Radoff owns approximately 9.90% of the Company’s outstanding common stock, as reported on Schedule 13D/A filed with the Securities and Exchange Commission by Radoff on April 29, 2021. Mr. Radoff, as the sole shareholder and sole director of each of BLRGP Inc. and FMLP Inc. and a director of The Radoff Family Foundation, may be deemed the beneficial owner of the (i) 513,502 Shares beneficially owned by BLR Partners and (ii) 50,000 Shares beneficially owned by Radoff Foundation. In addition, Mr. Radoff directly owns 76,498 Shares and indirectly owns (through his IRA) 20,000 Shares.

In addition, on May 16, 2021, upon the recommendation of its Nominating Committee, the Board determined to further increase the size of the Board by one seat and to elect Genni Combes to fill the vacancy resulting from the increase in Board size effective as of May 17, 2021. Ms. Combes will also serve as a member of the Board’s Nominating Committee, the Compensation Committee and the Audit Committee, each a committee of the Board, and as Chairperson of the Audit Committee.

Neither Mr. Radoff nor Ms. Combes has any transactions reportable under Item 404(a) of Regulation S-K.

On May 17, 2021, the Company announced that Evan Behrens will retire as a director of Harte Hanks. Mr. Behrens’s retirement is expected to take effect on June 23, 2021 following the annual meeting of stockholders, at which time the Board size will be reduced to six members. Mr. Behrens’s retirement is not the result of any disagreement with Harte Hanks.

Item 7.01                                           Regulation FD Disclosure.

A copy of the press release announcing certain of the matters described under Item 1.01 and Item 5.02 is furnished herewith as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits.                            The following exhibits are being filed or furnished herewith:

Exhibit No.	Description

10.1

Cooperation Agreement, dated May 14, 2021, by and among Harte Hanks, Inc., BLR Partners LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., the Radoff Family Foundation, and Bradley L. Radoff.

99.1	Press Release of Harte Hanks, Inc. dated May 17, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte Hanks, Inc.

Dated: May 17, 2021

By:	/s/ Andrew B. Benett
Chief Executive Officer